Exhibit 99.2

Affinity Media International Corp. Announces Discussions to Amend Merger Agreement
with Hotels At Home, Inc.

New York, New York– June 9, 2008 – Affinity Media International Corp. (OTC: AFMI.OB) (“Affinity”), a special purpose acquisition company, today announced that it is negotiating a third amendment (the “Amendment”) to its Merger Agreement with Hotels At Home, Inc. (“Hotels”), an industry leading publisher of in-room retail catalogues and hotel-branded e-commerce Web sites for luxury hotels and resorts worldwide. The parties have arrived at an agreement in principle with respect to the Amendment, but such agreement is subject to definitive documentation.

Quarterly Cash Dividend
Pursuant to the Amendment, Affinity and Hotels have agreed to issue a quarterly dividend of $0.045 for each share of common stock, or an annual aggregate of $0.18 per share of common stock contingent on the closing of the acquisition and the repayment of a promissory note with details to be negotiated.

Board of Directors
Affinity has also agreed, if the merger is approved, that the company’s Board of Directors (“the Board”) will be comprised of seven members, with one seat on the Board occupied by a representative dedicated to ensuring that the corporate governance activities of management and the Board are in the best interest of the shareholders.

Peter Engel, CEO of Affinity, noted, “We believe the enhancements made today further improve the value of an already attractive investment. Hotels has a strong history of generating significant free cash flow and we believe this trend will continue as the company grows its business while operating under its established cost controls.” Engel continued, “With Hotels’ ability to generate this free cash flow on a consistent basis, the Board believes it will be in an advantageous position to prudently explore all avenues to increase shareholder value. We believe this substantial financial flexibility will position us to execute on our growth and expansion initiatives. Further, we are well aware of the intrinsic value of Hotels, and should this value fall below our level of acceptance, deploying this free cash flow in the form of a share buyback will be taken under strong consideration.”

Conference Call
Affinity and Hotels will host a conference call to discuss the Amendment to the Merger Agreement today, Monday, June 9, 2008 at 10:30 a.m. ET. To access the conference call, please dial (866) 393-7311and reference pass code 51329448.

In addition to the conference call, Affinity and Hotels will be available for individual one-on-one calls. Should you be interested in a conference call with management, please contact Affinity investor relations representative, Joseph Kessler, at 212.986.6667 to coordinate.

About Affinity Media International Corp.
Affinity Media International Corp. (OTC: AFMI.OB) (“Affinity”) is a publicly traded acquisition corporation focused solely on acquiring businesses in the publishing industry. Affinity raised gross proceeds of approximately $18.9 million through its IPO completed in June 2006 led by Maxim Group LLC. For more information please visit www.affinitymedia.net.

About Hotels At Home, Inc.
Hotels At Home, Inc. (“Hotels”) is an industry leading publisher of in-room retail catalogs and hotel-branded e-commerce Web sites for luxury hotels and resorts worldwide. Founded in 2000, Hotels has established partnerships with many of the world’s leading hotel brands. Hotels’ programs are available in approximately 2,400 properties representing over 500,000 rooms worldwide. Hotels is headquartered in Fairfield, New Jersey, and maintains international operations in Paris, France, Toronto, Canada and Dubai, United Arab Emirates. For more information please visit www.hotelsathome.com.

Important Additional Information has been and will be filed with the SEC
In connection with the proposed merger, Affinity has filed with the SEC a proxy statement which has been mailed to the stockholders of record of Affinity, seeking their approval of the merger with Hotels. In addition, Affinity may file other relevant documents with the SEC concerning the proposed merger.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT FILED WITH THE SEC AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT AFFINITY AND HOTELS AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the proxy statement also may be obtained by directing a request by telephone or mail to: Affinity Media International Corp., 1850 Sawtelle Blvd., Suite 470 Los Angeles, CA 90025, Attention: Howard Cohl (telephone: (310) 479-1555.

Affinity and Hotels and their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the stockholders of Affinity in connection with the merger. Information about the directors and executive officers of Affinity is set forth in the Annual Report on Form 10-K filed with the SEC on March 31, 2008. Information about the directors and executive officers of TFC is set forth in the Annual Report on Form 10-K filed with the SEC on March 31, 2008 and in the proxy statement filed with the SEC on May 12, 2008. Information about the directors and executive officers of Hotels is set forth in the proxy statement filed with the SEC on May 12, 2008. Additional information regarding the interests of these participants and other persons who may be deemed participants in the mergers may be obtained by reading the proxy statement regarding the merger filed with the SEC on May 12, 2008.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Affinity Media, Hotels At Home and their combined business after completion of the proposed transaction. Forward-looking statements are based largely on expectations and projections about future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Affinity Media’s actual results could differ materially from those anticipated in forward-looking statements and you should not place any undue reliance on such forward-looking statements. Factors that could cause actual performance to differ from these forward-looking statements include the risks and uncertainties disclosed in Affinity Media’s filings with the Securities and Exchange Commission (SEC).

The forward-looking statements in this news release are made as of the date hereof, and neither Affinity Media nor Hotels At Home assumes any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

Contacts:

Denise Roche (Investors)
Brainerd Communicators, Inc.
212-986-6667

Joe LoBello (Media)
Brainerd Communicators, Inc.
212-986-6667